Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder
Washington Mutual Bank

We have examined management’s assertion, included in the accompanying Servicer’s Report on Assessment of Compliance, that WaMu Asset Acceptance Corp. (“WAAC”), a wholly owned subsidiary of Washington Mutual Bank and subsidiaries, complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s (“SEC”) Regulation AB for the securitizations of pools of mortgage loans that were completed on or after January 1, 2006, and prior to January 1, 2007 for which WAAC performed servicing functions set forth in the Item 1122(d) and that included one or more classes of publicly offered securities registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”) as of and for the year ended December 31, 2006, excluding criteria 1122 (d)(1)(i)-(3)(i)(B) and 1122 (d)(3)(i)(D)-(4)(xv), which management has determined are not applicable to the activities performed by WAAC with respect to the Platform. Management is responsible for WAAC’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about WAAC’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about WAAC’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether WAAC performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by WAAC during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each specific asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by WAAC during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on WAAC’s compliance with the servicing criteria.

In our opinion, management’s assertion that WAAC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 22, 2007